Exhibit 99.1

   WEST PHARMACEUTICAL SERVICES CONCLUDES DRUG DELIVERY
STRATEGIC REVIEW

Warburg Pincus forms new company to acquire and finance Drug Delivery Business
Conference call is scheduled for tomorrow, December 28 at 3:00 P.M. (E.S.T.) -

LIONVILLE, Pa., December 27, 2004 — West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced that it has signed a definitive agreement to sell a substantial majority interest in its Drug Delivery business to a new company formed by Warburg Pincus to facilitate the acquisition. Closing is expected to occur early in 2005. Under the agreement, West will transfer substantially all of its technology-related Drug Delivery assets and receive $7.1 million in cash and approximately 14% of the stock of the new company. In addition, West is entitled to earn up to $19 million of contingent payments, based on royalties or other net profits earned by the new company from West’s technologies. Warburg Pincus has agreed to provide $40 million of new capital in two stages in order to finance the further development of products based on West’s technologies.

The drug delivery business will operate from West’s facility in Nottingham, England, and will employ all of the Division’s employees at that location. Drug Delivery operations at West’s Lionville facility will wind down following the transaction. Approximately 30 jobs will be eliminated and the Company has notified affected employees.

In June of 2004, the Company announced that it would conduct a strategic review of its drug delivery business, and that it intended to complete that process by the end of 2004. As a result of the pending transaction, the Company will take a pre-tax charge estimated to be between $4.0 million and $7.0 million, or between $0.08 and $0.16 per diluted share, substantially all of which will be reported in the fourth quarter of 2004. This includes estimated impairment charges associated with intangible assets related to both the drug delivery technologies and the clinical services unit, and related costs for severance and other transaction costs. The Company’s Drug Delivery division will be classified as a “discontinued operation” in the Company’s subsequent financial reports, including its clinical services business, which the Company will continue to operate while it is held for sale or other disposition. The ownership interest in the new company will be accounted for on a cost basis.

Donald E. Morel, PhD, West’s Chairman and Chief Executive Officer, commented, “I am pleased that we have completed the strategic review of options for the Drug Delivery Division and are able to announce this transaction on our original schedule. This agreement will result in significant new funding for the drug delivery technologies in partnership with world-class financial sponsors who understand the market for these technologies, allowing us to participate in the ultimate success of the business without committing further capital. This, in turn, will focus management on building the long-term growth and profitability of West’s pharmaceutical systems businesses.”

The charges associated with the Drug Delivery division will lower the Company’s GAAP earnings for the year. The Company is affirming its earlier guidance for 2004 full year results and providing an update to give effect to changes in how results will be reported for 2004. Because of the changes in the Drug Delivery division, the Company’s GAAP financial statements will reflect that business segment’s operating results for the year estimated to be between $0.31 and $0.32 per diluted share as a “discontinued operation”, a separate component of net income and earnings per share. A table included in this release reconciles the Company’s expected GAAP results, before the effects of the estimated charges associated with the changes to the Drug Delivery division, the Company’s prior non-GAAP guidance of $1.00 to $1.05 per share and estimated earnings per share from continuing operations of $1.31 to 1.37 per share.

The Company’s management will hold a conference call to discuss this announcement and to respond to questions on Tuesday, December 28, 2004 at 3:00 PM (E.S.T.). To access the call, dial 1-800-988-0221 or 1-712-271-3364, passcode is “West”. The call will be webcast live on the Company’s website at www.westpharma.com. A replay of the conference call will be available within two hours of the live call and will remain available until January 11, 2005. To access the replay, dial 1-866-395-1642 or 1-203-369-0464, no passcode is needed to access the replay. In addition, an archived webcast of the replay will be available on the Company’s website at www.westpharma.com.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s leading manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release or in other Company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: successful completion of the disposition of the Company’s drug delivery technologies pursuant to the transactions described in this release, including the Company’s obtaining of necessary approvals and consents to the transaction; the ability of the acquirer of the drug delivery technologies to develop and market products based on those technologies; the Company’s continued ability to operate its clinical services business pending development and execution of a plan for disposing of that business; sales demand, the timing of customers’ projects; continued plant operating efficiencies; the Company’s ability to maintain its market position and pricing in the face of lower-cost competitors, particularly in the European marketplace; the Company’s ability to maintain a favorable mix of value-added products in its portfolio; continued strong contribution from the Company’s affiliates; strength or weakness of the U.S. dollar; inflation; potential price increases in raw materials, including those that are petroleum-based, and the continued availability of raw materials; and the impact of recent tax legislation relating to repatriation of foreign earnings.

With respect to the explosion and fire at the Company’s Kinston, NC plant, the following factors should also be taken into consideration: delays in receiving customer approvals of the facility and products produced there, and achieving cost-efficient levels of production in the new facility; continuing costs associated with the plant; the unpredictability of existing and future possible litigation related to the explosion and the adequacy of insurance recoveries for costs associated with such litigation; the impact of government actions or investigations affecting the Company; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

West Pharmaceutical Services

Reconciliation US GAAP Earnings Per Share to Non-GAAP Earnings Per Share
Including the reclassification of Drug Delivery Systems to Discontinued Operations

                                               For the year ended December 31

                                                  2004 forecast           2003
                                                Low         High        Actual
                                               --------------------------------
Earnings per share, US GAAP basis,
including Drug Delivery Segment results        $ 0.65      $ 0.74      $ 1.10

Insurance settlement                               -            -       (0.42)

Restructuring and impairment charges             0.05        0.05        0.26

Kinston production and legal costs               0.32        0.28           -

Equity affiliate gain                           (0.02)      (0.02)          -
                                               --------------------------------
Earnings per share, Non-GAAP basis,
including Drug Delivery Segment results        $ 1.00      $ 1.05      $ 0.94

Reclassify Drug Delivery Systems Segment
operating results to Discontinued Operations *   0.31        0.32        0.42
                                               --------------------------------

Earnings per share of continuing operations,
Non-GAAP basis, excluding Drug Delivery        $ 1.31      $ 1.37      $ 1.36

The Company believes the comparisons of period-to-period results of its ongoing business operations are aided by excluding the insurance settlement, related uninsured costs and on-going additional production and legal costs associated with the 2003 plant explosion in Kinston N.C., and by excluding restructuring and impairment charges connected with the planned closure of its UK medical device facility. Non-GAAP results also exclude a gain on the sale of real estate by the Company’s affiliate in Mexico. In addition, the results of the Drug Delivery segment will be reported as a discontinued operation in current and future filings.

* does not include the loss on disposal of the Drug Delivery segment, which is estimated to be between $0.08 and $0.16 per diluted share.